Bravo Brio Restaurant Group, Inc. Reports First Quarter Financial Results
Company Reiterates Earnings Outlook for Full Year 2016

Columbus, Ohio - May 2, 2016 - Bravo Brio Restaurant Group, Inc. (NASDAQ: BBRG) (the Company) owner and operator of the BRAVO! Cucina Italiana (BRAVO!) and BRIO Tuscan Grille (BRIO) restaurant concepts, today reported financial results for the thirteen week period ended March 27, 2016. The Company also reiterated its earnings outlook for the full year 2016.

Selected First Quarter 2016 Highlights Compared to the First Quarter 2015:

▪	Revenues increased 0.6% to $108.8 million from $108.2 million.

▪	Total comparable restaurant sales decreased 2.8%.

▪	Comparable restaurant sales decreased 4.1% at BRAVO! and 2.1% at BRIO.

▪	Restaurant-level operating profit remained flat at $15.8 million.

▪	Net income was $2.2 million, or $0.15 per diluted share, compared to net income of $2.5 million, or $0.16 per diluted share.

Brian O'Malley, President and Chief Executive Officer, said, “We are fully focused on enhancing the guest experience through menu innovation, service and restaurant design. Returning to our heritage of culinary innovation and implementing other operational programs have already increased guest satisfaction scores. Our focus on these programs should ultimately improve guest traffic and comparable restaurant sales. We have successfully emphasized social media and digital marketing of limited time offers in the first quarter and look forward to enhancing our carryout business with the rollout of our new online ordering platform late in the second quarter.”

O’Malley continued, "We opened two BRAVO!s in the first quarter in Grand Rapids, Michigan and Beavercreek, Ohio and are on track to open a third restaurant, a BRIO, in Torrance, California in the fourth quarter. Additionally, we repurchased $1.3 million of our common shares under our $15 million share repurchase program as we continue to return capital to our shareholders.”

First Quarter 2016 Financial Results

Revenues increased $0.6 million, or 0.6%, to $108.8 million in the first quarter of 2016, from $108.2 million in the first quarter of 2015. The increase in revenues was primarily due to a net additional 70 operating weeks that was partially offset by a 2.8% decrease in comparable restaurant sales. The comparable restaurant sales decrease consisted of a 3.0% decrease in guest counts partially offset by a 0.2% increase in average check.

Total restaurant operating costs, which includes costs of sales, labor costs, operating costs and occupancy costs, increased $0.6 million, or 0.7%, to $93.0 million in the first quarter of 2016, from $92.4 million in the first quarter of 2015. Total restaurant-level operating profit remained flat at $15.8 million as compared to the same period last year. As a percentage of revenues, total restaurant-level operating profit in the first quarter of 2016 held steady year-over-year at 14.6%.

Net income in the first quarter of 2016 was $2.2 million, or $0.15 per diluted share, compared to net income of $2.5 million, or $0.16 per diluted share, in the same period last year.

First Quarter 2016 Brand Operating Highlights

Comparable restaurant sales decreased 4.1% at BRAVO! and 2.1% at BRIO. Average weekly sales for BRAVO! and BRIO were $58,600 and $82,300, respectively.

During the first quarter of 2016, the Company opened BRAVO restaurants in Grand Rapids, Michigan and Beavercreek, Ohio. As of March 27, 2016, the Company operated 53 BRAVO! restaurants, 64 BRIO restaurants, and one Bon Vie restaurant across 33 states. Included in this total is one BRIO restaurant that is operated under a management agreement. Additionally, one BRIO restaurant is operated under a franchise agreement.

2016 Outlook

The Company is providing the following outlook for the 52-week period ending December 25, 2016:

▪	Revenues of $424 million to $432 million.

▪	Total comparable restaurant sales of minus 2.0% to flat.

▪	Development of three Company-operated restaurants.

▪	Pre-opening costs of approximately $1.5 million (previously $1.5 million to $2.0 million).

▪	Diluted earnings per share of $0.65 to $0.73.

▪	Capital expenditures of $12.0 million to $14.0 million.

▪	Diluted share count of approximately 15.5 million.

▪	Estimated annual tax rate of approximately 19% to 22% (previously 20% to 23%).

Investor Conference Call and Webcast

The Company will host an investor conference call to discuss first quarter 2016 financial results today at 5:30 PM ET. Hosting the call will be Brian O'Malley, President and Chief Executive Officer and Jim O'Connor, Chief Financial Officer.

The conference call can be accessed live over the phone by dialing (888) 397-5352, or for international callers (719) 457-2645. A replay will be available one hour after the call and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers; the conference ID is 2410473. The replay will be available until Monday, May 9, 2016.

The call will also be webcast live and later archived on the Company's investor relations website at http://investors.bbrg.com in the ‘Presentations & Events’ section.

About Bravo Brio Restaurant Group, Inc.

Bravo Brio Restaurant Group, Inc. is a leading owner and operator of two distinct Italian restaurant brands, BRAVO! Cucina Italiana and BRIO Tuscan Grille. BBRG has positioned its brands as multifaceted culinary destinations that deliver the ambiance, design elements and food quality reminiscent of fine dining restaurants at a value typically offered by casual dining establishments, a combination known as the upscale affordable dining segment. Each of BBRG's brands provides its guests with a fine dining experience and value by serving affordable cuisine prepared using fresh flavorful ingredients and authentic Italian cooking methods, combined with attentive service in an attractive, lively atmosphere. BBRG strives to be the best Italian restaurant company in America and is focused on providing its guests an excellent dining experience through consistency of execution.

Forward-Looking Statements

Some of the statements in this release contain forward-looking statements, which involve risks and uncertainties. These statements relate to future events or Bravo Brio Restaurant Group, Inc.'s future financial performance. The Company has attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should” or “will” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under the heading “Risk Factors” in the Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission on February 29, 2016.

Although Bravo Brio Restaurant Group, Inc. believes that the expectations reflected in the forward-looking statements are reasonable based on its current knowledge of the business and operations, it cannot guarantee future results, levels of activity, performance or achievements. The Company assumes no obligation to provide revisions to any forward-looking statements should circumstances change.

Contacts:
Investor Relations
Don Duffy / Raphael Gross
(203) 682-8200

BRAVO BRIO RESTAURANT GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THIRTEEN WEEKS ENDED MARCH 27, 2016 AND MARCH 29, 2015 (UNAUDITED)
(in thousands except per share data)

	Thirteen Weeks Ended
	March 27, 2016		March 29, 2015
Revenues	$108,800		$108,169
Costs and expenses
Cost of sales	28,007	25.7%	27,906	25.8%
Labor	39,265	36.1%	38,850	35.9%
Operating	17,582	16.2%	17,522	16.2%
Occupancy	8,109	7.5%	8,082	7.5%
General and administrative expenses	6,671	6.1%	5,782	5.3%
Restaurant preopening costs	441	0.4%	937	0.9%
Depreciation and amortization	5,533	5.1%	5,438	5.0%
Total costs and expenses	105,608	97.1%	104,517	96.6%
Income from operations	3,192	2.9%	3,652	3.4%
Interest expense, net	348	0.3%	405	0.4%
Income before income taxes	2,844	2.6%	3,247	3.0%
Income tax expense	596	0.5%	714	0.7%
Net income	$2,248	2.1%	$2,533	2.3%

Net income per basic share	$0.15		$0.17
Net income per diluted share	$0.15		$0.16
Weighted average shares outstanding-basic	14,766		15,122
Weighted average shares outstanding-diluted	15,416		15,870

Certain percentage amounts may not sum due to rounding.

BRAVO BRIO RESTAURANT GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF MARCH 27, 2016 AND DECEMBER 27, 2015
(Dollars in thousands)

	March 27, 2016	December 27, 2015
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$320	$447
Accounts receivable	7,537	9,617
Tenant improvement allowance receivable	205	286
Inventories	3,167	3,163
Prepaid expenses and other current assets	1,103	1,859
Total current assets	12,332	15,372
Property and equipment — net	167,408	170,463
Deferred income taxes — net	57,497	58,054
Other assets — net	4,140	4,171
Total assets	$241,377	$248,060

Liabilities and stockholders’ equity
Current liabilities
Trade and construction payables	$14,647	$16,283
Accrued expenses	24,663	28,869
Deferred lease incentives	7,412	7,230
Deferred gift card revenue	11,864	14,728
Total current liabilities	58,586	67,110
Deferred lease incentives	58,001	59,553
Long-term debt	45,900	43,300
Other long-term liabilities	23,030	23,273
Commitments and contingencies
Stockholders’ equity
Common shares, no par value per share— authorized 100,000,000 shares; 20,376,207 shares issued at March 27, 2016 and 20,293,296 shares issued at December 27, 2015	200,794	200,739
Preferred shares, no par value per share— authorized 5,000,000 shares; issued and outstanding, 0 shares at March 27, 2016 and December 27, 2015	—	—
Treasury shares, 5,680,385 shares at March 27, 2016 and 5,534,308 shares at December 27, 2015	(78,825)	(77,558)
Retained deficit	(66,109)	(68,357)
Total stockholders’ equity	55,860	54,824
Total liabilities and stockholders’ equity	$241,377	$248,060